Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-236429 and 333-217781 on Form S-3 and Registration Statement Nos. 33-58300, 333-4530, 333-86935, 333-76076, 333-173877, 333-231180 and 333-238016 on Form S-8 of our report dated February 10, 2021, relating to the consolidated financial statements of Kemper Corporation and the effectiveness of Kemper Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 10, 2021